EXHIBIT 10.52

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
DISTRIBUTION SERVICES AGREEMENT
THIS DISTRIBUTION SERVICES AGREEMENT (this “Agreement”) is entered into and effective as of January 1, 2010 (the “Effective Date”) by and between QLT Ophthalmics, Inc., having its principal place of business at 1098 Hamilton Court, Menlo Park, California, 94025 ( “QLT”) and ASD Specialty Healthcare, Inc. d/b/a Besse Medical having its principal place of business at 9075 Centre Pointe Drive, Suite 140, West Chester, Ohio 45069 (“Distributor”).
WHEREAS, QLT commencing upon the Effective Date will market and sell QLT Inc.’s proprietary product, Visudyne® (verteporfin for injection) (the “Product”), and infusion kits and patient starter kits for use with the Product (collectively and individually, the “Kits”) in the United States;
WHEREAS, QLT desires to appoint Distributor to distribute the Product and Kits in the United States and provide additional services to QLT as set forth herein, on the terms and conditions in this Agreement; and
WHEREAS, Distributor is willing to distribute the Product and Kits in the United States and provide the additional services to QLT, on the terms and conditions hereinafter set forth;
NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
Section 1 Definitions.
1.1 “Approved Customer” shall mean an entity that fits one of the categories set forth in section 1.6 below, is approved by QLT in writing to receive the Product and/or Kits or has purchased the Products and/or Kits from Distributor in the past.
1.2 “Non-Federal Contract Price Customer” shall mean an Approved Customer entitled to a Contract Price.
1.3 “Federal Contract Price Customer” shall mean an Approved Customer entitled to the applicable VA, Public Health Services or other federal prices as specified by QLT.
1.4 “Chargeback” means the amount submitted by Distributor to QLT via a manual process in an Microsoft Excel spreadsheet (“EXCEL”) as an invoice claim that represents the difference between the [*] and the applicable Contract Price for Products purchased by Approved Customers pursuant to this Agreement.
1.5 “Contract Price” means the Product price to which a particular Non-Federal Contract Price Customer is entitled, calculated by applying the applicable Discount Percent against the Ex-Factory Price for a customer’s purchases, or for Federal Contract Price Customers, the pricing to which such customer is entitled under Federal law as specified by QLT from time to time.
1.6 “Customer” means (a) an individual medical practitioner or a group of medical practitioners that provide(s) ophthalmic health care services to patients in a medical practice and who are: (i) ophthalmic medical professionals, such as Ophthalmologists or Optometrists, (ii) licensed by and provide medical services in accordance with the laws of the State(s) within which they operate, and (iii) employees or owners in part or in whole of the medical practice at which they provide healthcare services to patients; (b) ambulatory eye surgery centers, (c) hospitals, either public or privately owned, (d) federal hospitals and clinics, or (e) pre-approved specialty pharmacies such as [*] or any other [*] which are approved by QLT in writing during the term of this Agreement.

1.7 “Discount Percent” means the percentage set forth in Exhibit D by QLT that is used by Distributor to reduce the Product’s Ex-Factory Price in determining the Contract Price for Non-Federal Price Customers.
1.8 “Effective Date” shall have the meaning set forth in the preamble of this Agreement.
1.9 “Ex-Factory Price” shall mean the QLT published list price for a Product, excluding payment terms and freight charges, that is charged to purchasing wholesalers and distributors. The Ex-Factory Price is subject to change by QLT without notice.
1.10 “Kit” shall have the meaning set forth in the first whereas clause of this Agreement.
1.11 “Product” shall have the meaning set forth in the first whereas clause of this Agreement.
1.12 “United States” shall mean the United States of America, its territories and possessions.
Section 2 Appointment and Acceptance.
2.1 Subject to the terms and conditions of this Agreement, QLT hereby appoints Distributor as a distributor of Products and Kits in the United States, and an authorized distributor of record, of the Product and the Kits in the United States to Approved Customers. Distributor will not be [*] with respect to [*]. QLT shall comply with all applicable federal and state laws, including any requirements to publicly disclose or make publicly available upon request the identity of its authorized distributors.
2.2 Distributor accepts such an appointment and agrees to perform, and carry out its duties and obligations under this Agreement.
2.3 [*] shall be responsible for all Chargebacks and returns of Product arising from sales to Non-Federal or Federal Contract Price Customers in accordance with Sections 4.6 and 9, [*] pursuant to the [*] Agreement by and between [*] and Distributor effective [*] (the “[*] Agreement”). Any such Chargebacks and returns for [*] must occur within [*] after [*]. However, except as expressly provided in this Section 2.3, any [*] shall be handled in accordance with the [*] Agreement, and QLT shall [*].
Section 3 Duties of Distributor
3.1 Distributor will provide adequate personnel, automation, telecommunications and all other materials and supplies needed to distribute the Product and Kits to Approved Customers in the United States, carry out its duties under this Section 3, provide the additional services to QLT set forth in Section 5 “Additional Services” herein, and to otherwise meet its obligations under this Agreement, including but not limited to the application of the correct Contract Price to each Approved Customer. Distributor will ensure that the personnel handling Product and Kits, interacting with Customers, and performing any other activities hereunder, are properly trained to perform their respective functions.
3.2 Distributor will make all final decisions on staffing relating to carrying out its duties and responsibilities under this Agreement. Distributor will review staffing levels on a continuous basis with QLT and upon request, will provide relevant data and staffing formula used in determining staffing including, but not limited to, transactions per person, average number of calls, call length, and other formula or standards used to assign staff. Distributor will provide adequate back-up personnel and floaters during anticipated peak demand and/or vacations.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3 Distributor will appoint an individual who will serve as the manager of the relationship with QLT and will have overall managerial responsibility for the implementation of this Agreement (“Visudyne Program Manager”). The Distributor’s Visudyne Program Manager shall be [*]. QLT’s primary contact to Distributor for this Agreement shall be [*]. The parties shall notify each other of changes in such Visudyne Program Manager and primary contact person pursuant to Section 23 “Notices” hereof.
3.4 Distributor will at all times handle, store and distribute the inventory of the Product and Kits in accordance with the specifications for storage and handling of the Product and Kits provided to Distributor by QLT in writing, and any deviations from such specifications should be reported to QLT immediately. In handling storing, selling and distributing the Product and Kits and otherwise fulfilling its obligations under this Agreement, Distributor shall comply with all applicable federal, state and local laws, regulations and ordinances, including but not limited to the Prescription Drug Marketing Act of 1987, as amended, any regulations promulgated thereunder and any equivalent state laws and any laws and regulations relating to recall and the disposal of hazardous wastes. At QLT’s request, Distributor shall provide QLT with evidence of its compliance with laws, including but not limited to copies of state licenses, permits and, if legally permitted, governmental inspection reports for Distributor’s facilities. Distributor shall notify QLT immediately in the event of (a) any breach by Distributor of its obligations under this Section and/or (b) any notices, requests for information or other communications from the U.S. Department of Health and Human Services or any other government agency or any state healthcare program or other state agency (“Government Agency”) alleging that Distributor has violated any of the requirements of this Section and, if allowed by law, will give QLT copies of any such communications. To the extent not prohibited by law, Distributor shall meaningfully discuss with QLT any corrective actions to be implemented by Distributor and shall enable representatives of QLT to participate in (including without limitation by providing reasonable advance notice of ) any communications or meetings on this subject with any Government Agency.
3.5 Distributor will place orders with QLT using purchase orders issued via fax or e-mail transmissions. Distributor shall communicate inventory levels via the standard EXCEL spreadsheet submission.
3.6 Distributor will provide QLT with its documented process (i.e., by flow chart or Standard Operating Procedure (“SOP”) for involving the contracted reimbursement specialist for the Product.
3.7 Distributor’s Visudyne Program Manager and other Distributor representatives shall meet at least once every calendar quarter with QLT representatives on a mutually agreed upon schedule to review the service levels, savings potential, process improvements, and operations conducted under this Agreement.
3.8 Distributor will maintain the customer service levels set forth in Exhibit A attached hereto and made a part hereof.
3.9 It is understood that Distributor sells and distributes other ophthalmic products.  Nothing in this Agreement shall prevent Distributor from listing such other products for sale (and their associated pricing) in its print materials, catalogs, web site, and other communication materials.  Furthermore, nothing herein shall prevent Distributor or its affiliates from filling orders for another ophthalmic product by or for Customers, or from promoting its distribution services generally in accordance with its standard business practices, which typically includes informing its purchasers of pricing available for all of the products distributed by Distributor. Notwithstanding the foregoing, Distributor shall not [*] or that [*] or that [*].

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.10 [Intentionally deleted]
3.11 [Intentionally deleted]
3.12 Distributor shall refer Approved Customers and potential Approved Customers to QLT’s Customer Interactive Center for inquiries for medical and educational inquiries with respect to the Product and the use of the Product.
3.13 Distributor shall maintain an inventory of the Product and the Kits which is adequate to supply the Product and Kits to the Customers.
3.14 Distributor shall promptly, no later than by the close of the following business day, report to QLT’s safety unit at 1-800-663-5486, any and all Visudyne-related adverse events, and to QLT’s quality assurance unit, any and all technical or Visudyne-related product complaints, which it receives relating to the Product or Kits in order to permit QLT to comply with regulatory requirements; provided any adverse medical events involving death or major injury shall be reported immediately.
3.15 Distributor shall not distribute or generate any promotional material containing claims relating to the Product or Kits. Distributor may, however, with QLT’s consent, provide Approved Customers with educational information concerning the Product, provided that any such educational information has been approved in advance in writing by QLT and has been provided for that purpose by QLT.
3.16 Distributor will cooperate with and assist QLT in the event of any recall or governmental investigation of the Product or Kits. In connection therewith, Distributor will process recalls, [*], in accordance with all applicable laws, rules and regulations, and any other standards agreed to by the parties, for Product distributed by Distributor.
Section 4 Pricing & Purchasing/Adding & Deleting Approved Customers/Chargeback Process
4.1 Applicable Contract Prices. Distributor is responsible for ensuring that Approved Customers receive the correct price for Product as set forth below in Section 4.2.
4.1.1 Approved Customers who are not Non-Federal or Federal Contract Price Customers may purchase Product at no more than the prevailing QLT Ex-Factory Price as set forth in Exhibit D. Such customer may include specialty pharmacies and other entities approved by QLT from time to time. The Ex-Factory Price is subject to change without notice.
4.1.2 Federal Contract Price Customers shall [*]. QLT shall give Distributor timely [*] on a quarterly basis.
4.1.3 Non-Federal Contract Price Customers, such as ophthalmologists, clinics and hospitals as approved by QLT from time to time, shall receive pricing at [*] the Contract Prices referenced in Exhibit D.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Contract Price Effective Dates and Change without Notice. Contract Prices for Non- Federal Contract Price Customers are effective no later than [*] and shall be subject to change without notice as Ex-Factory Prices change. Contract Prices are equal to the Ex-Factory Price in effect at the time of an Approved Customer’s purchase and will be reduced by an amount equal to the Discount Percent in effect at the time of purchase multiplied by the Ex-Factory Price then in effect.
4.3 Contract Prices Creating a New “Best Price”. If any price or other benefit offered to a Non-Federal Contract Price Customer under the terms of this Agreement, alone or in combination with any other pricing arrangement affecting an Approved Customer, would result in a Product “Best Price” as the term is used in 42 U.S.C. §1396r-8(c) (1) (C), then such price or benefit to an Approved Customer shall [*] to the extent necessary so that [*]. If QLT notifies Distributor of [*], then Distributor may, within sixty (60) days of receipt of such notice, [*] by written notice to QLT.
4.4 Price Commitments. QLT takes exception to and rejects any provision in any document furnished to QLT by Distributor which in any way requires QLT to make available to Distributor or an Approved Customer [*] available to any other customer or customer segment or group. Moreover, QLT takes exception to and rejects any purported requirement in any document furnished to QLT by Distributor that [*] therefor offered under this Agreement.
4.5 Purchase Through Distributor. All purchases made by an Approved Customer shall be through Distributor. Distributor represents that it has the capability to transmit Chargebacks to QLT through a manual process using an Excel spreadsheet (“Excel”). Distributor acknowledges that its Approved Customers will agree (without any involvement of QLT) with Distributor on the final price for Products, including the consideration to be received by Distributor in exchange for its performance of the wholesaler function.
4.6 Chargeback Reconciliation. Sales to Non-Federal or Federal Contract Price Customers shall be handled via QLT’s normal Chargeback procedures. Distributor will submit all Chargeback claims, which shall be equal to [*]. Such submission shall be made on a [*] basis using an invoice in the form of an Excel spreadsheet, the form and content of which is acceptable to both parties. QLT will make a good faith effort to use the Chargeback data submitted by Distributor to match the Chargeback for the Products to this Agreement (or, to the extent that Section 2.3 applies, the [*] Agreement) such that Non-Federal and Federal Contract Price Customers receive the Contract Price set forth in this Agreement. Due to the quality of data received and the limitations inherent in QLT’s systems, however, QLT cannot guarantee that all such Chargeback information will be applied against this Agreement. Without limiting the foregoing, in the event that [*], including but not limited to this Agreement. If [*] within the database [*]. If a [*] the Chargeback will be processed [*]. If QLT’s system [*]. Once QLT has [*], QLT will not [*]; provided however, that Distributor may resubmit disputed Chargeback to QLT within [*] of receiving QLT’s reconciliation notice, and QLT shall process any resubmitted Chargebacks within such [*] time period, provided that Distributor can substantiate its claim for resubmission. QLT shall pay all submitted Chargebacks that are applied against this Agreement as provided in this Section 4.6 within [*] after it receives the relevant invoice therefor.
4.7 “Own Use” Requirements. QLT shall extend the pricing offered in this Agreement to Federal and Non-Federal Contracted Customers pursuant to this Agreement only if Distributor notifies each such Customer that it must meet the following condition:
4.7.1 All Products purchased pursuant to this Agreement shall be for any Approved Customer’s “own use,” as that phrase is defined in Abbott Laboratories v. Portland Retail Druggists, 425 U.S. 1 (1976), in supplying the pharmaceutical needs of patients at Customers’ facilities eligible for Contract Prices pursuant to this Agreement, in combination with other health care services.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.8 Approved Customers. QLT must approve, in its reasonable discretion, any customers who are not already Approved Customers as of the Effective Date accessing the Product or, if applicable, Contract Prices, pursuant to this Agreement after Distributor submits the information listed on Exhibit F attached hereto and as reasonably requested by QLT. No approval will be given for entities that are not so approved or do not meet the requirements of this Section 4.8 or other applicable requirements of this Agreement. Where applicable, QLT shall use [*], in assisting it to determine whether or not a Customer meets the requirements of this Agreement. No entity shall be added as an Approved Customer unless and until QLT so notifies Distributor. QLT may revoke its acceptance of any Customer by notifying Distributor. If QLT approves the addition of a Customer, any Contract Price for such new Approved Customer will become effective no later than [*] after receipt of Distributor’s written notification. Further, QLT reserves the right at any point during the term of the Agreement to revoke Distributor’s access to Approved Customers that do not meet the requirements of this Agreement, or for any commercially reasonable reason, [*].
4.9 Participant Location. The benefits of this Agreement, including access to Product and, if applicable, Contract Prices, shall be available only to Approved Customers, or Approved Customer facilities as the case may be, located in the United States. In addition, QLT may, in its sole discretion, [*] in a manner [*]. Moreover, in the event that [*] described in this Agreement (including but not limited to, [*], QLT may [*] or otherwise affected by [*].
4.10 QLT Contracts with Non-Federal Contract Price Customers. QLT takes exception to and rejects any purported requirement in any document furnished to QLT by Distributor that a direct contract between QLT and a Customer or other buying group member Customers must be previously approved by Distributor. Any such contract shall be between QLT and the buying group member only and does not affect any of the terms and conditions of this Agreement.
4.11 Patient Assistance Program. In addition to the distribution and other services described in this Agreement, Distributor agrees to distribute the Product associated with patients enrolled in QLT’s patient assistance program (“PAP”). QLT administers the PAP through a third party service provider, as identified by QLT from time to time (the “PAP Provider”). Upon notification from the PAP Provider, Distributor agrees to promptly ship the Product to medical practitioners for use with PAP patients in accordance with the instructions received from the PAP Provider [*]. Notwithstanding Section 4.8, the practitioner receiving the Product pursuant to the PAP shall be considered an “Approved Customer” hereunder solely for purposes of the PAP, [*]. Following distribution of the Product, Distributor shall report to QLT the amount of such Product distributed to practitioners for PAP patients and QLT shall then ship replacement Product to Distributor [*] to replace the Product distributed to practitioners for PAP patients.
Section 5. Additional Services; Service Fees
5.1 Additional Services. In addition to its normal distribution duties under this Agreement, Distributor will provide the following additional services to QLT in connection with the distribution of the Product and Kits:
5.1.1 Distributor will enter into such agreements which will allow it to accept credit card purchases from Customers, subject to credit approval of such Customers by Distributor. The fees [*]. Distributor shall retain documentation of [*].

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.1.2 Distributor shall provide the specific data and reports set forth on Exhibit B attached to this Agreement and made a part hereof, in the manner and frequency set forth in Exhibit B. The fee for such data and reporting services shall be [*]. It is agreed and understood that if [*] in all material respects within [*] unless [*].
5.1.3 Distributor shall ship all Product and Kits by a nationally recognized next day air carrier. QLT shall [*] as demonstrated by [*].
5.1.4 The fee paid to Distributor by QLT for [*]. The services provided by Distributor will include [*].
5.1.5 QLT shall pay the [*] amounts set forth in this Section 5 with respect to Product shipped under QLT’s PAP pursuant to Section 4.11 of this Agreement to the same extent QLT pays the [*] amounts with respect to Product sold to Approved Customers. In addition, QLT shall pay Distributor a [*] Ex-Factory Price [*]. The services provided by Distributor with respect to QLT’s PAP shall include [*], beginning after QLT’s first shipment of replacement Product pursuant to Section 4.11 of this Agreement.
5.1.6 QLT and Distributor each believe that the [*] described in this Agreement constitute [*] under this Agreement, and that [*] were negotiated in good faith and at arms’ length. Distributor agrees that it [*], in whole or part, to any Approved Customers.
5.2 Invoicing and Terms of Payment. Distributor shall invoice QLT within [*] of the end [*] for the fees and actual reimbursable costs associated with the [*] set forth in this Section 5. Payment of undisputed amounts shall be due within [*] of receipt of the invoice. QLT will notify Distributor of any disputed charges in writing within [*] of receipt of the invoice covering such charges. In the absence of any such notice of dispute, all invoices will be deemed to be correct and due in full per the payment terms above. A late fee of [*] (or any portion thereof) will be charged as of the due date on all amounts not paid after [*] receipt of the invoice, except any amount disputed by QLT in good faith.
5.3 [*]. If in any [*] Distributor can reasonably demonstrate to QLT that Distributor’s [*] providing the services described in this Section 5 [*] during the following [*] of the Term (as such term is defined in Section 21 below)) as a result of any [*], then Distributor may propose in writing to QLT [*]. If Distributor so notifies QLT of any [*] the parties shall discuss [*]. No such [*] unless and until [*]. If the parties do not agree upon [*], then either party may terminate this Agreement in accordance with Section 21. In addition, the [*] as [*]. Notwithstanding the foregoing, in no event shall the [*]. All [*] will be determined [*].
Section 6 Price and Payment.
6.1 Price of Product and the Kits to Distributor shall be the Ex-Factory Price prevailing at the time of purchase by Distributor. The Ex-Factory Price may change without notice. If the price is [*], QLT agrees that it will [*] based on data [*] that Distributor must submit to QLT [*]. Credit will be issued within thirty (30) days of QLT’s receipt and acceptance of such report. Prices are [*].
Section 7 Forecasts, Orders, Invoices.
7.1 Distributor will provide QLT with a non-binding [*] rolling forecast of projected purchases of the Product and Kits on or before the [*] during the term of this Agreement.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Distributor will provide QLT with purchase orders (“PO”) at least once every [*] and not more than [*] in advance of the delivery date set forth on the PO. The PO will set forth the quantity of Product and Kits and the requested delivery date. QLT will inform Distributor of any problems with the PO within [*] of receipt.
7.3 QLT will invoice Distributor for the Product and Kits simultaneously with shipment thereof. Payment shall be due within [*] of the date of the invoice and shall be payable by electronic funds transfer. Distributor shall be entitled to a [*] if it pays within [*]. A late fee of [*] (or any portion thereof) will be charged as of the due date on all amounts not paid within [*] after receipt of the invoice.
Section 8. Delivery, Title and Risk of Loss, Damaged Shipments.
8.1 QLT will [*] on normal and customary orders shipped via regular methods directly to Distributor’s designated warehouse. Notwithstanding the foregoing, where the Distributor [*], any [*] will be charged to and borne by [*]. QLT agrees to ship all Products and Kits [*] to the destination specified by Distributor from whichever warehouse is the shipping origin selected by QLT. In all cases, title to Products and Kits purchased by Distributor and risk of loss and damages to Products shipped by QLT will pass to Distributor upon [*]. Transfer by QLT [*] will constitute full and complete performance by QLT of its obligations to ship Products and Kits to Distributor.
8.2 [*] insurance for in transit damages to or losses of Products and Kits shipped hereunder (each a “[*] Damage or Loss”). QLT will process and manage any claim. Insurance proceeds of [*] Damage or Loss claims will be [*].
8.3 Distributor shall visually inspect each shipment of Product and Kits for external damage or loss in transit and shall notify QLT in writing (or by e-mail or fax) of any shortage or other non-conformity in any order delivery within five (5) business days of the delivery thereof (“Discoverable Defects”). With respect to non-conformities of Product and Kits that by their nature are not discoverable upon a reasonable visual inspection (“Hidden Defects”), the parties agree that Distributor shall notify QLT promptly upon learning of or discovering a Hidden Defect. Upon receipt of notice of any Discoverable Defect or Hidden Defect, QLT will at its option, promptly at its sole expense either replace any Product or Kits with the Discoverable Defect or Hidden Defect, or issue Distributor a credit in the amount of the purchase price paid for such Product or Kit. THIS SETS FORTH QLT’S SOLE LIABILITY TO DISTRIBUTOR FOR PRODUCT WITH DISCOVERABLE DEFECTS AND HIDDEN DEFECTS; PROVIDED THAT THE FOREGOING DOES NOT APPLY TO CLAIMS OF THIRD PARTIES INVOLVING HIDDEN DEFECTS FOR WHICH INDEMNIFICATION OF DISTRIBUTOR IS APPLICABLE UNDER THIS AGREEMENT OR THE CONTINUING GUARANTY (AS DEFINED BELOW).
Section 9 Returns.
9.1 All returns shall be subject to the QLT Returns Policy, Exhibit C, in effect at the time of the return. The current QLT Returns Policy is attached hereto as Exhibit C and made a part hereof. QLT reserves the right to change its returns policy on five (5) days prior written notice; provided that such changes not apply to Products purchased prior to the effective date of change.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 10 QLT Responsibilities.
QLT will supply the Product and Kits to Distributor under the terms and conditions of this Agreement.
10.1 QLT will be responsible for the development and maintenance of the phone switch for routing calls which come into QLT through an automated attendant to Distributor and the QLT Customer Interaction Center.
10.2 In the event of a shortage of supply, QLT will [*] unless required by federal law or regulation to [*]. Distributor will ensure that Customers are aware of any such shortage and the guidelines Distributor has set up, in consultation with QLT, to allocate Product among patients [*].
10.3 QLT will furnish Distributor with the Material Safety Data Sheet for the Product and any revised versions thereof.
10.4 If the Product or Kit is discontinued, Distributor’s remaining inventory shall be [*]. QLT will not [*].
Section 11 Disclosures and Consents; HIPAA Compliance
11.1 To the extent required by applicable and regulations, including, but not limited to, 42 U.S.C. 1320a-7b(b) and 42 C.F.R. 1001.952(h), Distributor shall advise and inform each of its Customers to fully report, as required by law or contract, any discounts, rebates, or reductions in prices on Product and provide the discount information supplied by Distributor to the Department of Health and Human Services or a state agency upon request, consistent with the requirements of 42 U.S.C. 1320a-7b(b) and 42 C.F.R. 1001.952(h).
11.2 Distributor represents and warrants that it shall comply in all respects with applicable provisions promulgated by the U.S. Department of Health and Human Services pursuant to Title II, Subtitle F of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) including, but not limited to, standards for the protection of the privacy of individually identifiable health information, as well as any other applicable law, regulation or contractual obligation relating to privacy. At no time will Distributor provide to QLT, nor does QLT seek to collect or receive, any protected health information (as such term is defined in HIPAA). The provision of any information to QLT hereunder shall be in compliance with all applicable laws, including those concerning patient confidentiality.
Section 12. Quality Audits.
12.1 Distributor will provide fully automated and manual quality control systems designed to ensure compliance with applicable law. Such systems will be designed to verify the accuracy of inventory and shipments to customers in order to effectively facilitate recall processing if required. QLT is entitled to perform annual quality audits with Distributor to assure appropriate storage conditions, accurate SOPs, customer shipping records, and adequate employee training records are in place. Any quality audit hereunder shall be consistent with Section 13 hereof.
Section 13 Right to Audit.
13.1 Distributor will maintain detailed records, books and accounts related to its Customers and activities under this Agreement. Distributor will permit QLT’s authorized agents or representatives, during normal business hours at QLT’s expense, to inspect all such documents and other relevant information regardless of its form in retention, including, but not limited to computer files or tapes pertaining to this Agreement. QLT will provide Distributor at least seven (7) days notice in advance of any audit. Any audit hereunder shall be consistent with this Section 13 hereof.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2 Distributor will not dispose of any records related to this Agreement for a period of [*] from date of creation of such record, or for such longer amount of time as may be required under applicable law. On request, Distributor will transfer such records to QLT prior to disposal, at QLT’s expense.
13.3 Distributor shall cooperate with QLT’s auditors to assure a prompt and accurate audit. Distributor shall also cooperate in good faith with QLT to correct any practices which are found to be deficient as a result of any such audit. Within thirty (30) days after receipt by Distributor of QLT’s audit report containing findings of deficient practices which have caused or resulted in excess fees paid to, or unauthorized or erroneous expenses incurred by, QLT, Distributor shall reimburse QLT for any such excess fees, unauthorized or erroneous expenses within thirty (30) days of provision of such audit findings to Distributor. If Distributor objects to the results of the audit, the parties will work diligently to resolve any issues under this Section 13.3, including raising such issues to the next level of management within Distributor and QLT for resolution. Should the audit conducted by QLT result in a finding of underpayment by QLT to Distributor, QLT shall, within thirty (30) days of provision of such audit finding to Distributor, remit to Distributor all monies owed. If the parties cannot resolve such issues within sixty (60) days of receipt of QLT’s audit report, the parties shall retain an independent certified public accountant, to whom neither party has a reasonable objection, to audit Distributor’s records. The results of such independent accountant’s audit shall be binding upon both parties. The Parties shall [*] of such independent accountant [*].
13.4 In the event the deficiencies relate to compliance with applicable laws or regulations, Distributor shall remedy such deficiencies as soon as possible.
13.5 The right to audit shall survive the expiration or termination of this Agreement by [*].
13.6 QLT reserves the right, with reasonable advance notification, to enter and inspect Distributor’s returned goods facility or any Distributor’s authorized third party reverse distributor no more than once annually. Distributor shall provide or ensure access to said facilities. Such audit will be performed at the cost of QLT. Submission of returns to QLT shall be deemed acceptance of the terms of QLT’s return policy. The audit will be conducted at QLT’s expense only for the expenses incurred in the hiring of the third party designated by QLT. Other expenses, including but not limited to, time spent by permanent or temporary employees of Distributor in the support of the audit will not be reimbursed by QLT.
Section 14 Confidentiality.
14.1 QLT (as successor and assignee of QLT Inc.) and Distributor are parties to a Mutual Non-Disclosure Agreement dated as of November 2, 2009 (the “NDA”). The terms of the NDA are incorporated herein by reference; provided that Section 9 of the NDA (Term) is hereby revised so as to cover Confidential Information that is disclosed during the Term of this Agreement, and the obligations created in the NDA shall survive and continue to be binding on the parties for five (5) years from the date of termination of this Agreement. QLT shall be permitted to disclose Confidential Information to the extent required under applicable laws, rules, regulations, including relating to securities and regulatory requirements in accordance with Section 8 of the NDA, provided that notwithstanding the foregoing, the parties acknowledge and agree that QLT may be required to file this Agreement with the U.S. Securities and Exchange Commission and its foreign equivalents (“SEC”) and/or make other public disclosures regarding this Agreement in its filings with the SEC in order to comply with applicable securities laws, in which case QLT shall be permitted to do so, provided that QLT shall seek, to the extent consistent with applicable laws, to obtain confidential treatment of, and redact from any version of this Agreement so filed with the SEC, all references to specific service fee amounts and discounts in this Agreement, and further provided that if QLT, in consultation with its legal counsel, reasonably believes that such service fee amounts and discounts are legally required to be disclosed, or the SEC or equivalent government authority requires disclosure of such amounts and discounts, then QLT shall notify Distributor in writing of such requirement and the basis therefor a reasonable time before such disclosure is legally required to be made, and shall be permitted to disclose such amounts and discounts when making such filings after such time.
14.2 Distributor will not report [*].

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 15 Representations, Warranties and Covenants.
15.1 Distributor represents and warrants that:
15.1.1 it has and will maintain in full force and effect all governmental licenses and permits to sell and distribute the Products and Kits in the United States and to conduct all other activities it is required to perform under this Agreement, and shall immediately notify QLT of any denial, revocation or suspension of any such licenses or permits that could reasonably have a material adverse effect on the Product or Kits, or Distributor’s ability to perform its obligations under this Agreement;
15.1.2 the services provided by Distributor hereunder will be performed in a good, professional and workmanlike manner, and Distributor shall ensure that its personnel adhere to the provisions of this Agreement and that they have the requisite knowledge training and ability to perform such Services under this Agreement competently and in accordance with the terms hereof;
15.1.3 In performing services pursuant to this Agreement, Distributor and its employees and agents shall comply with all federal, state and local laws, rules, regulations and ordinances;
15.1.4 Distributor has the full right and authority to enter into this Agreement and Distributor has no obligations or commitments inconsistent with this Agreement and/or its performance hereunder;
15.1.5 The execution, delivery and performance of this Agreement by Distributor has been duly authorized by all necessary corporate actions; and
15.1.6 No Distributor employee or subcontractor shall be, and Distributor has not been, debarred under 21 U.S.C. §335a or convicted of a felony relating to the regulation, handling or storage of any drug product, and Distributor shall promptly notify QLT in writing if Distributor or any Distributor employee or subcontractor (a) to Distributor’s knowledge comes under investigation by FDA for debarment or disqualification, (b) is debarred or disqualified by the FDA, (c), to Distributor’s knowledge comes under investigation by any federal, state, municipal or other law enforcement agency in connection with the regulation or handling of any drug product, or (d) is convicted of a felony relating to the regulation or handling of any drug product, in each of (a) through (d) where such event could trigger an obligation by QLT to file a report or other document with the FDA or reasonably have a material adverse effect on the Product or Kits or Distributor’s ability to perform its obligations under this Agreement.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.2 QLT represents and warrants that:
15.2.1 QLT or its affiliates owns or holds the duly approved New Drug Application, as such term is defined in the Federal Food, Drug and Cosmetic Act, Title 21, United States Code, as amended, and the rules and regulations promulgated thereunder, for the Product, or is otherwise considered the “manufacturer” of the Product within the meaning of any applicable federal, state or local law relating to pedigrees;
15.2.2 QLT has and will maintain, in full force and effect, all licenses and permits required under applicable federal, state or local law for QLT to sell and distribute Products in the United States under this Agreement;
15.2.3 In performing its obligations pursuant to this Agreement, QLT and its employees and agents shall comply with all federal, state and local laws, rules, regulations and ordinances;
15.2.4 QLT has the full right and authority to enter into this Agreement and QLT has no obligations or commitments inconsistent with this Agreement and/or its performance hereunder;
15.2.5 The execution, delivery and performance of this Agreement by QLT has been duly authorized by all necessary corporate actions; and
15.2.6 QLT will convey to Distributor good title to the Product and Kits, free and clear of any security interest, liens or other encumbrances of any kind or character.
15.2.7 EXCEPT AS PROVIDED ABOVE OR IN THE CONTINUING GUARANTY (AS DEFINED BELOW), QLT DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT PURCHASED BY DISTRIBUTOR PURSUANT TO THIS AGREEMENT, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
15.3 QLT has, on the Effective Date, executed and delivered to Distributor’s parent the Continuing Guaranty and Indemnification Agreement attached hereto as Exhibit E (the “Continuing Guaranty”). The representations, warranties and indemnification provisions contained in the Continuing Guaranty are in addition to those contained in this Agreement. QLT acknowledges that the Products are covered by the Continuing Guaranty, and QLT shall perform its obligations set forth in the Continuing Guaranty.
Section 16 Compliance with Law.
16.1 Each party will comply with all applicable laws and regulations relating to its obligations under this Agreement. Each party will comply with all applicable provisions of the federal anti-kickback statute, 42 U.S.C. §1320a-7b and all applicable related regulations and similar state laws, including those laws and regulations related to federal healthcare programs, including Medicare. Without limiting the foregoing, each party warrants that it will comply all applicable disclosure requirements in connection with pricing, or any other applicable matters under this Agreement.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 17 Financial Disclosure.
17.1 QLT acknowledges that Distributor is a subsidiary of a publicly owned company whose financial statements are a matter of public record on file with the Securities and Exchange Commission, and that as long as Distributor remains a subsidiary of a publicly owned company, QLT will first obtain the publicly available financial statements prior to requesting any such financial statements or any other financial information from Distributor.  If Distributor is no longer a subsidiary of a publicly owned company or such company’s financial statements are not a matter of public record on file with the Securities and Exchange Commission, Distributor agrees to provide QLT with audited annual financial statements and quarterly updates.
Section 18. Indemnification and Insurance.
18.1 By QLT. QLT shall defend, indemnify, and hold harmless Distributor and its affiliates, directors, officers, employees and representatives from any claims, demands, costs, expenses (including reasonable attorneys’ fees) and liabilities or losses (“Claims”) that may be asserted against Distributor or such person or entity by or on behalf of a third party to the extent that such Claims result from or arise out of the negligence or willful misconduct of QLT in connection with its manufacture or sale of the Product or QLT’s breach of this Agreement or applicable laws, rules and regulations.
18.2 By Distributor. Distributor shall defend indemnify and hold harmless QLT and its affiliates, directors, officers, employees and representatives from any Claims that may be asserted against QLT or such person or entity by or on behalf of a third party to the extent that such Claims result from or arise out of the negligence or willful misconduct of Distributor in connection with its sale and distribution of the Products or Distributor’s breach of this Agreement or applicable laws, rules or regulations.
18.3 Indemnification Procedures. The obligations and liabilities of the parties with respect to claims subject to indemnification under this Agreement (“Indemnified Claims”) are subject to the following terms and conditions:
18.3.1 The party claiming a right to indemnification hereunder (“Indemnified Person”) will give prompt written notice to the indemnifying party (“Indemnifying Person”) of any Indemnified Claim, stating its nature, basis and amount, to the extent known. Each such notice will be accompanied by copies of all relevant documentation, including any summons, complaint or other pleading that may have been served or any written demand or other document.
18.3.2 With respect to any Indemnified Claim: (a) the Indemnifying Person will defend or settle the Indemnified Claim, subject to provisions of this subsection, (b) the Indemnified Person will, at the Indemnifying Person’s sole cost and expense, cooperate in the defense by providing access to witnesses and evidence available to it, (c) the Indemnified Person will have the right to participate in any defense to the extent that, in its judgment, the Indemnified Person may otherwise be prejudiced thereby (with the Indemnified Person paying for such participation except where counsel engaged by the Indemnifying Person could reasonably be deemed to have a conflict of interest in representing the Indemnified Person, in which case the Indemnifying Person shall pay all costs of such participation), (d) the Indemnified Person will not settle, offer to settle or admit liability as to any Indemnified Claim without the written consent of the Indemnifying Person, and (e) the Indemnifying Person will not settle, offer to settle or admit liability as to any Indemnified Claim in which it controls the defense if such settlement, offer or admission contains any admission of fault or guilt on the part of the Indemnified Person, or would impose any liability or other restriction or encumbrance on the Indemnified Person, without the written consent of the Indemnified Person.
18.3.3 Each party will cooperate with, and comply with all reasonable requests of, each other party and act in a reasonable and good faith manner to minimize the scope of any Indemnified Claim.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.3.3 Distributor agrees that it will maintain, during the Term, insurance [*], including but not limited to general liability insurance and workers’ compensation insurance. Upon reasonable request, Distributor will promptly submit evidence of Distributor’s insurance to QLT.
18.4 QLT agrees that it will maintain the insurance set forth in the Continuing Guaranty.
Section 19 Use of Names.
19.1 Both parties reserve the right to control the use of their own names, trademarks, service marks, symbols, or trade names. Except as provided by law or as required by this Agreement, neither party may advertise or use any of the other party’s trademarks, service marks, symbols, or trade names other than for the purpose of describing the Product in Distributor’s advertising or promotional materials, without first receiving the prior written consent of the other party. Distributor shall not issue any press release concerning the Agreement or its relationship with QLT without the prior written approval of QLT.
Section 20 Liability; Force Majeure.
20.1 NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR OTHER SIMILAR DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT EVEN IF SUCH DAMAGES ARE REASONABLY FORESEEABLE; PROVIDED THAT THE FOREGOING DOES NOT APPLY TO CLAIMS OF THIRD PARTIES FOR WHICH INDEMNIFICATION OF DISTRIBUTOR IS APPLICABLE UNDER THIS AGREEMENT OR THE CONTINUING GUARANTY.
20.2 Neither party shall be responsible for any failure to comply with the terms of this Agreement due to: fire; flood; hurricane, explosions; acts of God; labor strikes; inability of a third party manufacturer to supply; acts of a government or agency thereof; judicial action; any healthcare or pharmaceutical legislation which materially alters the commercial benefit of this Agreement; or any other cause outside the reasonable control of a party (financial inability to pay excepted). The party affected by a Force Majeure shall make diligent efforts to overcome such event and resume performance under this Agreement.
Section 21 Term and Termination.
21.1 The term of this Agreement (“Term”) shall commence on the Effective Date, and shall terminate on December 31, 2011, unless sooner terminated under the terms of this Agreement. Thereafter, this Agreement shall automatically renew for subsequent terms of one additional year, unless either party provides the other party with written notice of its intent not to renew this Agreement at least 120 days before expiration of the current Term.
21.2 Either party may terminate this Agreement for cause, upon 30 days’ written notice of a material default to the other party with a reason for termination, and failure of that party to cure the default within the 30 day period. After the conclusion of the first year of the Term, either party may terminate this Agreement at will upon at least 120 days’ prior written notice to the other party.
21.3 Either party may terminate this Agreement immediately on written notice in the event the other party becomes insolvent or files for bankruptcy or has filed against it any petition in bankruptcy, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

21.4 Either party may immediately terminate this Agreement on written notice to the other party in the event of a change in law that would make this Agreement unlawful. In addition, QLT, at its sole election, may terminate this Agreement immediately, upon written notice to Distributor in the event of (a) a withdrawal of the Product’s NDA; (b) a withdrawal of the Product from the market for medical or scientific concerns as to toxicity, safety and/or efficacy; (c) a withdrawal of the Product at the request of the FDA or any other governmental or regulatory agency or (d) any license or registration required by Distributor under any federal, state or local law becoming suspended or revoked that has a material adverse effect on Distributor’s ability to perform its obligations under this Agreement.
21.5 The rights and obligations of the parties contained in Sections 9, 13, 14, 15 (solely as to activities conducted during the Term), 18, 20 this Section 21.5 and Sections 11.1 and 11.2 and 22 through 25 of this Agreement, any payment obligations, and any other provision if its context shows that the parties intend it to survive, will survive expiration or termination of this Agreement and, except as expressly provided, expiration or termination will not affect any obligations arising prior to the expiration or termination date.
21.5.1 If this Agreement is terminated (i) by Distributor following an uncured material breach by QLT or (ii) by QLT at will, then at Distributor’s option exercised in writing within [*] after a party receives notice of such termination from the terminating party, QLT shall promptly [*], at [*]. Within [*] after Distributor provides or receives notice of such termination of this Agreement, Distributor shall [*] at the time of termination.
21.5.2 If this Agreement is terminated (i) by QLT following a breach by Distributor or (ii) by Distributor without cause, then at QLT’s option exercised in writing within [*] after a party receives notice of such termination from the terminating party, QLT may promptly [*], at [*]. Within [*] after Distributor provides or receives notice of such termination of this Agreement, Distributor shall [*] at the time of termination to enable QLT to determine whether to exercise the foregoing option.
21.6 Upon termination or expiration of this Agreement, Distributor shall immediately cease to represent itself as an authorized distributor with respect to the Product and Kits; provided, however, that Distributor shall have the right to sell, during the [*] following such termination or expiration only in accordance with the provisions of this Agreement, notwithstanding the termination or expiration of this Agreement, those Products which are in its inventory on the date of such termination and which QLT has not repurchased pursuant to the provisions of Section 21.5 hereof.
Section 22 Miscellaneous.
22.1 No waiver of any breach of any one or more of the conditions or covenants of this Agreement by a party shall be deemed to imply or constitute a waiver of a breach of the same condition or covenant in the future, or a waiver of a breach of any other condition or covenant of this Agreement.
22.2 If any provision or the scope of any provision of this Agreement is found to be unenforceable or too broad by judicial decree, the parties agree that such provisions shall be curtailed only to the extent necessary to conform to law to permit enforcement of this Agreement to its full extent.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

22.3 Each of the parties agrees and acknowledges that this Agreement, including the attachments referred to herein and the NDA, (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the parties hereto. Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement, and each of the parties further waives any claim against the other party that such other party has failed to disclose any fact, occurrence or other matter that relates in any way to its entry into this Agreement.
22.4 This Agreement may be modified only by a written agreement signed by both parties.
22.5 This Agreement may be assigned by Distributor to any affiliate but may not be otherwise assigned without the consent of QLT, which consent will not be unreasonably withheld. For purposes of this Agreement, “affiliate” means any company or person that directly or indirectly controls, is controlled by or is under common control with the referenced party, as the case may be. This Agreement may be assigned by QLT without the consent of Distributor to an affiliate, to any entity with whom it may merge or amalgamate or to any entity acquiring all or substantially all of the assets of QLT to which this Agreement relates, but may not otherwise be assigned without the consent of Distributor, which consent will not be unreasonably withheld. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligations which such party then has under this Agreement.
22.6 This Agreement and the rights and obligations of the parties under this Agreement will be construed and interpreted under the internal laws of the State of California, excluding its conflict and choice of law principles. Both parties hereby waive their right to a trial by jury and, therefore, all disputes and conflicts regarding this Agreement and the parties’ performance hereunder will be heard before a judge in a court of competent jurisdiction.
22.7 Distributor’s relationship with QLT hereunder shall be that of independent contractor, and neither party shall be considered the agent of, partner of, employee or other member of the workforce of, or participant in a joint venture with, the other party, in its performance of all duties under this Agreement. Neither party shall have authority to bind the other party unless otherwise agreed to in writing by such parties.
22.8 Each party to this Agreement (i) has participated in the preparation of this Agreement, (ii) has read and understands this Agreement, and (iii) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each party represents that this Agreement is executed voluntarily and should not be construed against a party solely because it drafted all or a portion of this Agreement.
22.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement are legal, valid and binding execution and delivery for all purposes.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 23 Notices. Any notice, request or other document to be given hereunder to a party shall be effective when received and shall be given in writing and delivered in person or sent by overnight courier or registered or certified mail, return receipt requested, as follows:

If to Distributor:	Besse Medical
9075 Centre Pointe Drive
Suite 140
West Chester, Ohio 45069
Attention: VP Operations

With a copy to:	AmerisourceBergen Specialty Group, Inc.
3101 Gaylord Parkway
Frisco, TX 75034
Attention: Group Counsel, 1N-E186

If to QLT:	QLT Ophthalmics, Inc. 1098 Hamilton Court
Menlo Park, CA 94025
Attention: President
Fax: [*]

With a copy to:	QLT Inc.
887 Great Northern Way, Suite 101
Vancouver, British Columbia
Canada V5T 4T5
Attention: Legal Department
Fax: [*]
or to such other address as either party may hereafter designate by notice to the other party. The date of giving of any such notice shall be deemed to be five (5) days after mailing, or on the date received, if by an express mail carrier.
Section 24 Status of Besse Medical. QLT acknowledges that (i) Besse Medical is a division and fictitious name (d/b/a) of ASD Specialty Healthcare, Inc., and (ii) ASD Specialty Healthcare, Inc. also does business under the names ASD Healthcare and Oncology Supply. It is the parties’ intention that the ASD Healthcare and Oncology Supply of ASD Specialty Healthcare, Inc. will not be distributing Products and Kits. The signatory for Besse Medical below is an authorized signatory for ASD Specialty Healthcare, Inc., doing business as Besse Medical.
IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the parties executes this Agreement of the Effective Date.

QLT OPHTHALMICS, INC.			ASD SPECIALTY HEALTHCARE, INC.
D/B/A BESSE MEDICAL

By:	/s/ Alexander Lussow		By:	/s/ Michael E. Besse

	Name:	Alexander Lussow		Name:	Michael E. Besse
	Title:	President		Title:	President / G.M.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
Services Provided by Specialty Distributors
If the customer is under contract pricing, a charge back is created to QLT for [*].
Distributor will work directly with [*] to assist the customer with issues of reimbursement from providers.
Distributor will provide [*] to QLT in order to trend sales and to facilitate processes such as sales incentives and commissions to QLT Sales representatives. Distributor will provide [*].
The standard is next day air delivery for all orders shipped to customers,
Distributor will answer a minimum of [*] of incoming calls in [*].
Distributor will make available and follow procedures to ensure that inventory receipts, storage, handling and order fulfillment are done in accordance with applicable law.
Distributor’s hours of operation in customer service are a minimum [*].
Distributor will [*] regarding an adverse event or complaint about the product. The [*] will be [*].
Distributor agrees to perform [*] of staff in accordance with applicable regulations to assure correct prices are offered subject to governing QLT policies and to assure all personnel are courteous, are trained in governing QLT policies and requirements, and are fully responsive to customer needs. On request, and in conformity with applicable laws and regulations, Distributor will allow QLT personnel to participate in such monitoring activities as part of the service evaluation.
Distributor will respond verbally to specific complaints from QLT customers, whether oral or in writing, within [*]. Distributor will provide a full and detailed written report within [*]. In the event that additional time is required for research, Distributor will advise QLT of the status within [*] and complete the report within [*]. Distributor will take all reasonable and necessary steps to prevent recurrence of service failures within its control, will regularly evaluate its own service for QLT, will evaluate service levels and will also report its findings at regularly scheduled review sessions.
Individual Distributor customer service agents assisting customers will be empowered to resolve service complaints and problems.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B
Reporting Layout and Frequency of Transmission
Specialty Distributor Data Requirements
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
QLT Returns Policy
QLT Ophthalmics, Inc. Returns Policy
Effective 1/1/2010
1.	Authorization
a)	Authorization to return outdated product can be issued by QLT Ophthalmics, Inc.’s designated return goods processor, Integrated Commercialization Solutions, Inc. (ICS), located at Suite 500, 420 International Boulevard, Brooks, KY, USA through their Return program. To obtain a Wholesaler Return Goods Authorization Form and shipping labels contact ICS’s Customer Service Department at 1-800-TBD.
b)	Authorization to return product other than outdated product (i.e. in-dated product, damaged goods, etc.) can only be issued by QLT Ophthalmics, Inc. through our Return program. To request a Return Goods Authorization Form and shipping labels contact QLT Ophthalmics’ Customer Service Department at 1-800-663-5486.
c)	Sales Representatives are not authorized to accept merchandise or to approve the return of merchandise.
2.	Item Not Returnable from Wholesalers
a)	If not in original package.
b)	If package is opened, label removed, or has a broken seal.
c)	If purchased on a non-returnable basis.
d)	If involved in a fire sale or bankruptcy sale.
e)	If deteriorated because of characteristics beyond the control of the manufacturer; i.e., due to improper storage, heat, cold, water, smoke, fire, etc.
f)	If returned one (1) year or more after the expiration date.
g)	Merchandise damaged in transit — claim should be taken with carrier.
h)	Any new product, package size, form or strength held for a period of less than six months from the date of introduction to the wholesaler.
i)	Saleable item which are deemed to be temporary reductions in wholesaler’s inventory.
3.	Transportation charges for return of merchandise must be prepaid by the Wholesaler.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	Basis of credit for returned merchandise will be at the wholesaler’s acquisition cost (WAC) in effect for that returned product’s lot number (WAC for that lot at the time of its sale). Credit will not be issued for partial merchandise.
5.	Special Instructions or Conditions:
a)	Provide your DEA registration number
b)	Each shipment of returned merchandise must be accompanied by a Wholesaler Return Goods Authorization Form, supplied by QLT Ophthalmics, Inc or its designated return goods processor, ICS. Unauthorized returns may be returned to the wholesaler freight collect.
c)	QLT OPHTHALMICS, INC. RESERVES THE RIGHT TO DESTROY, WITHOUT RECOURSE, ALL RETURNED PACKAGES.
d)	It is suggested that wholesalers insure all return shipments. QLT Ophthalmics, Inc. cannot be responsible for shipments lost in transit.
e)	All QLT Ophthalmics, Inc. product is returnable for destruction, regardless of whether or not it is eligible for credit reimbursement.
f)	All QLT Ophthalmics, Inc. products are returned with the understanding that they are subject to final review and evaluation by QLT Ophthalmics, Inc., and will be processed in accordance with the most recent return goods policy in effect at the time the return is received.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D
I.	Discounts
A.	Discounts
1.	All Non Federal Contract Price Customers are entitled to receive the following Contract Price discount referenced in Table A-1 below.
[*]
Ex-Factory Prices and discount percentages, and therefore Contract Prices, are subject to change without notice.
Table A-1:

Ex-
QLT	Generic	Package		Factory	Price	Contract
Product	Name	Size	NDC#	Price	Discount	Price
Visudyne	[*]	[*]	[*]	[*]	[*]	[*]
2.	Contract Prices
QLT may change, at any time, the Ex-Factory Price without notice to Distributor.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E
CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT
The undersigned does hereby guarantee to AmerisourceBergen Corporation and each of its subsidiary companies and their successors that any food, drugs, devices, cosmetics, or other merchandise (“Products”) now or hereafter shipped or delivered by or on behalf of the undersigned, its subsidiaries, divisions, affiliated companies and representatives (“Guarantors”) to or on the order of AmerisourceBergen Corporation or any of its subsidiaries under the terms of the Distribution Services Agreement between QLT Ophthalmics, Inc. and ASD Specialty Healthcare, Inc. d/b/a Besse Medical dated effective January 1, 2010 (the “Agreement”), will not be, at the time such shipment or delivery, adulterated, misbranded, or otherwise prohibited under applicable federal, state and local laws, including applicable provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. §301 et seq., (“FDCA”), and its implementing regulations (“Applicable Laws”), as amended and in effect at the time of shipment or delivery of such Products; and such Products are not, at the time of such shipment or delivery, merchandise which may not otherwise be introduced or delivered for introduction into interstate commerce under Applicable Laws, including, without limitation, FDCA section 301 (21 U.S.C. §331); and such Products are merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or local law; and Guarantors guarantee further that, in the case of food shipments, only those chemicals or sprays approved by federal, state or local authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed from such Products.
Guarantors hereby agree to defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries harmless against any and all claims, losses, damages, and liabilities whatsoever (and expenses connected therewith, including counsel fees), arising as a result of (a) any actual or asserted violation of Applicable Laws or by virtue of which Products made, sold, supplied, or delivered by or on behalf of Guarantors under the Agreement may be alleged or determined to be adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) possession, distribution, sale and/or use of, or by reason of the seizure of, any Products of Guarantors supplied in connection with the Agreement, including any prosecution or action whatsoever by any governmental body or agency or by any private party, including claims of bodily injury, death or property damage, (c) any actual or asserted claim that Guarantors’ Products supplied in connection with the Agreement infringe any proprietary or intellectual property rights of any person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence, willful misconduct or breach of contract; except to the extent that such claims, losses, damages and liabilities are caused by any negligent act or omission of AmerisourceBergen Corporation or any of its subsidiary corporations. Guarantors further agree to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $[*] per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporation and its subsidiary companies and their successors as Additional Insureds, including a Broad Form Vendors Endorsement, and Guarantor shall provide at least 30 days’ prior written notice to the Additional Insureds in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance. All insurance coverage must be with a carrier and in a form acceptable to AmerisourceBergen Corporation, at its sole reasonable discretion, including any deductible or self-insurance risk retained by Guarantors. In combination with significant excess liability insurance, any retained risk must be commercially reasonable, actuarially sound and acceptable to AmerisourceBergen Corporation, at its sole reasonable discretion. Each Guarantor warrants that its assets are sufficient to cover any self-insurance liability it assumes under this Agreement. Provisions in this Continuing Guaranty and Indemnification Agreement are in addition to, and not in lieu of, any terms set forth in the Agreement. In the event of any conflict between the language of the Agreement and the language set forth herein, the language herein shall be controlling.

QLT Ophthalmics, Inc.

By:

Name:

Title:

Date:

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F
Approved Customers
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.